Exhibit 99.1

Sun Hydraulics Corporation Board Approves Year-End Special Dividend of $1.00 per Share and Declares Quarterly Cash Dividend of $0.09 per Share

SARASOTA, FL - (Marketwire - December 03, 2012) - Sun Hydraulics Corporation (NASDAQ: SNHY) announces that its Board of Directors has elected to authorize a special cash dividend in the amount of $1.00 per share, payable on December 28, 2012, to shareholders of record as of December 14, 2012. In declaring the special dividend, the Board cited the Company’s strong cash position and market expectations as reasons for its decision. The Board also declared its normal quarterly dividend of $0.09 per share payable on December 28, 2012, to shareholders of record as of December 14, 2012. In anticipation of expected tax law changes in 2013, the payment date for both dividends is December 28.

“Given Sun’s excellent balance sheet and strong cash position, coupled with the likelihood of impending changes to tax law regarding dividends, the Board determined it is appropriate to return some cash to shareholders,” said Dr. Ferdinand Megerlin, Sun’s Chairman. “In our considerations, we concluded this special dividend does not in any way compromise Sun’s ability to carry on with the normal running of its business.”

Allen Carlson, Sun’s CEO and president, commented, “Management agrees with the Board in its decision; this is the right thing to do at this time. After payment of the dividend, which will come from our cash balance, we will remain in a strong, debt-free financial position. We will continue to do the things necessary to grow our business, including expansion, funding our normal capex and taking advantage of M&A opportunities.”

Sun Hydraulics advises all shareholders to familiarize themselves with rules regarding dividends, payment dates and ex-dividend dates. See the following website for more information http://www.sec.gov/answers/dividen.htm.

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

Contact:

Richard K. Arter

Investor Relations

941-362-1200

Tricia Fulton

Chief Financial Officer

941-362-1200